Exhibit (g)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Agreement (“Agreement”) is made as of             , 2011 by and between OFS CAPITAL CORPORATION, a Delaware corporation (the “Company”), and OFS CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“OFS Advisor”).

W I T N E S S E T H:

WHEREAS, the Company is a closed-end non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, OFS Advisor is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain OFS Advisor to furnish investment advisory services to the Company, and OFS Advisor wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and OFS Advisor hereby agree as follows:

1. Duties of OFS Advisor.

(a) Employment of OFS Advisor. The Company hereby employs OFS Advisor to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), during the term hereof and upon the terms and conditions herein set forth, in accordance with:

(i) the investment objectives, policies and restrictions that are determined by the Board from time to time and disclosed to OFS Advisor, which objectives, policies and restrictions shall initially be those set forth in the Company’s Registration Statement on Form N-2, initially filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2010, and as amended from time to time;

(ii) the Investment Company Act and the Advisers Act; and

(iii) all other applicable federal and state laws, rules and regulations, and the Company’s charter and bylaws.

OFS Advisor hereby accepts such employment and agrees during the term hereof to render such services, subject to the payment of compensation provided for herein.

(b) Certain Services. Without limiting the generality of Section 1(a), OFS Advisor shall:

(i) determine the composition of the portfolio of the Company, the nature and timing of the changes thereto and the manner of implementing such changes;

(ii) assist the Company in determining the securities that the Company will purchase, retain, or sell;

(iii) identify, evaluate and negotiate the structure of the investments made by the Company (including performing due diligence on the Company’s prospective portfolio companies);

(iv) execute, close, service and monitor the Company’s investments; and

(v) provide the Company with such other investment advisory, management, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

OFS Advisor shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, OFS Advisor shall arrange for such financing on the Company’s behalf, subject to the oversight and any required approval of the Board. If it is necessary for OFS Advisor to make investments on behalf of the Company through a special purpose vehicle, OFS Advisor shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(c) Sub-Advisers. Subject to the requirements of the Investment Company Act (including any approval by the vote of holders of a majority of outstanding voting securities of the Company required under Section 15(a) of the Investment Company Act), OFS Advisor is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which OFS Advisor may obtain the services of the Sub-Adviser(s) to assist OFS Advisor in providing the investment advisory services required to be provided by OFS Advisor under this Agreement. Specifically, OFS Advisor may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with OFS Advisor, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of OFS Advisor and the Board. Any sub-advisory agreement entered into by OFS Advisor shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law. The Company, and not OFS Advisor, shall be responsible for any compensation payable to any Sub-Adviser.

(d) Independent Contractors. OFS Advisor, and any Sub-Adviser, shall for all purposes herein each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e) Books and Records. OFS Advisor shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. OFS Advisor agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request; provided that OFS Advisor may retain a copy of such records.

2. Allocation of Costs and Expenses.

(a) Expenses Payable by OFS Advisor. All investment professionals of OFS Advisor and/or its affiliates, when and to the extent engaged in providing investment advisory services required to be provided by OFS Advisor under this Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by OFS Advisor and not by the Company.

(b) Expenses Payable by the Company. Other than those expenses specifically assumed by OFS Advisor pursuant to Section 2(a), the Company shall bear all costs and expenses that are incurred in its operation, administration and transactions, including those relating to:

(i) organization of the Company;

(ii) calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm);

(iii) fees and expenses incurred by OFS Advisor payable to third parties, including agents, consultants or other advisors (including Sub-Advisers), in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments;

(iv) interest payable on debt, if any, incurred to finance the Company’s investments;

(v) sales and purchases of the Company’s common stock and other securities;

(vi) distributions on the Company’s common stock and other securities;

(vii) investment advisory and management fees, including in respect of the operations of the Company’s small business investment company subsidiary (the “SBIC Subsidiary”);

(viii) administration fees and expenses, if any, payable under the Administration Agreement (the “Administration Agreement”) between the Company and OFS Capital Services, LLC, the Company’s administrator (“OFS Services”), including payments based upon the Company’s allocable portion of OFS Services’ overhead in performing its obligations under the Administration Agreement, including rent, necessary software licenses and subscriptions and the allocable portion of the cost of the Company’s officers, including a chef executive officer, chief financial officer, chief compliance officer, chief accounting officer, if any, and their respective staffs;

(ix) the allocated costs incurred by OFS Services as administrator in providing managerial assistance to those portfolio companies of the Company that request it;

(x) transfer agent, dividend paying and reinvestment agent and custodial fees and expenses;

(xi) federal and state registration fees;

(xii) all costs of registration and listing the Company’s shares on any securities exchange;

(xiii) federal, state and local taxes;

(xiv) independent directors’ fees and expenses;

(xv) costs of preparing and filing reports or other documents required by the SEC or other regulators;

(xvi) costs of any reports, proxy statements or other notices to stockholders, including printing costs;

(xvii) the Company’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(xviii) indemnification payments;

(xix) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;

(xx) proxy voting expenses; and

(xxi) all other expenses incurred by the Company or OFS Services in connection with administering the Company’s business.

3. Compensation of OFS Advisor. The Company agrees to pay, and OFS Advisor agrees to accept, as compensation for the services provided by OFS Advisor hereunder, a base management fee (“Base Management Fee”) and an incentive fee consisting of two parts (collectively, the “Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to OFS Advisor or to OFS Advisor’s designee as OFS Advisor may otherwise direct. To the extent permitted by applicable law, OFS Advisor may elect, or the Company may adopt a deferred compensation plan pursuant to which OFS Advisor may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a) Base Management Fee. The Base Management Fee shall be calculated and payable quarterly in arrears based on the average value of the Company’s total assets (other than cash or cash equivalents but including assets purchased with borrowed amounts and including any assets owned by the SBIC Subsidiary) at the end of the two most recently completed calendar quarters. The Base Management Fee shall be         % per quarter (        % annualized) of such average value. Base Management Fees shall be adjusted for any share issuances or repurchases during the calendar quarter, and Base Management Fees for any partial quarter shall be prorated based on the number of days in such quarter.

(b) Incentive Fee – Income-Based Fee.

(i) The first part of the Incentive Fee (the “Income-Based Fee”) shall be calculated and payable quarterly in arrears based on the Company’s pre-Incentive Fee net investment income for the calendar quarter. For purposes of this Agreement, pre-Incentive Fee net investment income for any given calendar quarter is calculated as (A) the sum of interest income, dividend income and any other income (including any other fees, including commitment, origination and sourcing, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies, but excluding fees for providing managerial assistance) accrued by the Company during such quarter, minus (B) the Company’s operating expenses for such quarter (including the Base Management Fee, any expenses payable under the Administration Agreement and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income shall not include any realized capital gains, realized capital losses, unrealized capital appreciation or unrealized capital depreciation. Pre-Incentive Fee net investment income shall include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with paid-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash.

(ii) In calculating the Income-Based Fee for any given calendar quarter, the Company’s pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter (the “Rate of Return”), shall be compared to a hurdle rate of         % per quarter (        % annualized) (the “Hurdle Rate”). For purposes of this Agreement, net assets is calculated as total assets less indebtedness and before taking into account any Incentive Fees payable during the relevant period.

(iii) Subject to Section 3(b)(iv), the Company shall pay OFS Advisor an Income-Based Fee with respect to the Company’s pre-Incentive Fee net investment income in each calendar quarter as follows:

(A) no Income-Based Fee if the Rate of Return does not exceed the Hurdle Rate in such quarter;

(B) 100% of that portion of the Company’s pre-Incentive Fee net investment income, if any, with respect to which the Rate of Return exceeds the Hurdle Rate but is less than         % in such quarter (        % annualized); and

(C)         % of that portion of the Company’s pre-Incentive Fee net investment income, if any, with respect to which the Rate of Return exceeds         % in such quarter (        % annualized).

There shall be no accumulation of amounts on the Hurdle Rate from quarter to quarter, no claw back of amounts previously paid if the Rate of Return in any subsequent quarter is below the Hurdle Rate and no delay of payment if the Rate of Return in any prior quarters was below the Hurdle Rate. Income-Based Fees shall be adjusted for any share issuances or repurchases during the calendar quarter, and Income-Based Fees for any partial quarter shall be prorated based on the number of days in such quarter.

(iv) Notwithstanding anything to the contrary contained in this Agreement, no Income-Based Fee shall be paid by the Company to OFS Advisor with respect to any given calendar quarter unless (A)         % of the cumulative net increase in net assets resulting from operations over such quarter and the          immediately preceding calendar quarters (or such fewer number of quarters elapsed since the closing date of the Company’s initial public offering (the “Closing Date”)) exceeds (B) the aggregate amount of Income-Based Fees paid and/or accrued for the          immediately preceding quarters (or such fewer number of quarters elapsed since the Closing Date). For purposes of this Agreement, cumulative net increase in net assets resulting from operations is the amount, if positive, of the sum of the Company’s pre-Incentive Fee net investment income, Base Management Fees, realized capital gains, realized capital losses and unrealized capital depreciation for the relevant period.

(c) Incentive Fee - Capital Gains Fee.

(i) The second part of the Incentive Fee (the “Capital Gains Fee”) shall be calculated and payable in arrears at the end of each calendar year (or, upon termination of this Agreement pursuant to Section 9, as of the termination date) based on the Company’s net capital gains. For purposes of this Agreement, net capital gains are calculated by subtracting (A) the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (B) the Company’s cumulative aggregate realized capital gains. If such amount is positive at the end of the relevant calendar year, then the Capital Gains Fee for such year shall be equal to         % of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there shall be no Capital Gains Fee for such year. If this Agreement shall terminate as of a date that is not a calendar-year end, the termination date shall be treated as though it were a calendar-year end for purposes of calculating and paying a Capital Gains Fee. Any Capital Gains Fee for any partial year shall be prorated based on the number of days in such year.

(ii) For purposes of this Agreement:

(A) cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (1) the net sales price of each investment in the Company’s portfolio when sold and (2) the accreted or amortized cost basis of such investment;

(B) cumulative aggregate realized capital losses are calculated as the sum of the differences, if negative, between (1) the net sales price of each investment in the Company’s portfolio when sold and (2) the accreted or amortized cost basis of such investment; and

(C) aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (1) the valuation of each investment in the Company’s portfolio as of the end of the relevant year and (2) the accreted or amortized cost basis of such investment.

(d) Calculation of Fees During the Interim Period. Notwithstanding anything to the contrary herein, with respect to services rendered during the period commencing on the Closing Date through and including the last day of the calendar quarter ending immediately after the closing of the Company’s initial public offering (the “Interim Period”) and, in the case of the Base Management Fee, during the first full calendar quarter thereafter (the “First Full Quarter”):

(i) the Base Management Fee (A) for the Interim Period shall be calculated based on the average value of the Company’s total assets (other than cash or cash equivalents but including assets purchased with borrowed funds and including any assets owned by the SBIC Subsidiary) on the Closing Date and the last day of the Interim Period, and shall be appropriately prorated, and (B) for the First Full Quarter shall be calculated based on the average value of the Company’s total assets (other than cash or cash equivalents but including assets purchased with borrowed funds and including any assets owned by the SBIC Subsidiary) on the last day of the Interim Period and the last day of the First Full Quarter.

(ii) the Income-Based Fee for the Interim Period shall be calculated based on the Company’s pre-Incentive Fee net investment income for the Interim Period, and shall be appropriately prorated, and such Income-Based Fee will not be subject to the cumulative total return requirement set forth in Section 3(b)(iv); and

(iii) the Capital Gains Fee as of December 31, 2011 shall be calculated for a period of shorter than 12 calendar months to take into account realized capital gains, realized capital losses, unrealized capital appreciation and unrealized capital depreciation since the Closing Date, and shall be appropriately prorated.

4. Representations, Warranties and Covenants of OFS Advisor. OFS Advisor represents and warrants that it is registered as an investment adviser under the Advisers Act. OFS Advisor agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, including the Investment Company Act and the Advisers Act.

5. Excess Brokerage Commissions. OFS Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if OFS Advisor determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6. Activities of OFS Advisor. The services of OFS Advisor to the Company are not exclusive, and OFS Advisor and/or any of its affiliates may engage in any other business or render similar or different services to others, including the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not materially impaired thereby, and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of OFS Advisor or any such affiliate to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, OFS Advisor shall be the only investment adviser for the Company, subject to OFS Advisor’s right to enter into sub-advisory agreements. OFS Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in OFS Advisor and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that OFS Advisor and directors, officers, employees, partners, stockholders, members and managers of OFS Advisor and its affiliates are or may become similarly interested in the Company as directors, officers, employees, stockholders or otherwise.

7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a member, manager, partner, officer or employee of OFS Advisor or OFS Services is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such member, manager, partner, officer and/or employee of OFS Advisor or OFS Services shall be deemed to be acting in such capacity solely for the Company, and not as a member, manager, partner, officer or employee of OFS Advisor or OFS Services or under the control or direction of OFS Advisor or OFS Services, even if paid by OFS Advisor or OFS Services.

8. Limitation of Liability of OFS Advisor; Indemnification. OFS Advisor and its affiliates and its and its affiliates’ respective directors, officers, employees, members, managers, partners and stockholders, each of whom shall be deemed a third party beneficiary hereof

(collectively, the “Indemnified Parties”), shall not be liable to the Company or its subsidiaries or its and its subsidiaries’ respective directors, officers, employees, members, managers, partners or stockholders for any action taken or omitted to be taken by OFS Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Company shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all claims or liabilities (including reasonable attorneys’ fees) and other expenses reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or in connection with the performance of any of OFS Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations and duties under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9. Effectiveness, Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by:

(i) the vote of the Board, or by the vote of holders of a majority of the outstanding voting securities of the Company; and

(ii) the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act.

(b) This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the vote of holders of a majority of the outstanding voting securities of the Company, (ii) the vote of the Board or (iii) OFS Advisor.

(c) This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act); provided that nothing herein shall cause this Agreement to terminate upon or otherwise restrict a transaction that does not result in a change of actual control or management of OFS Advisor.

(d) The provisions of Section 8 of this Agreement shall remain in full force and effect, and apply to OFS Advisor and its representatives as and to the extent applicable, and OFS Advisor shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, OFS Advisor shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

10. Termination of Interim Agreement. The Company and OFS Advisor hereby terminate the Interim Investment Advisory and Management Agreement, dated as of September 28, 2010, between the Company and OFS Advisor, effective as of the date hereof.

11. Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12. Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto, and upon the consent of stockholders of the Company in conformity with the requirements of the Investment Company Act.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties hereto unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

14. No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

15. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

18. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at their respective principal executive office addresses.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to such subject matter.

20. Certain Matters of Construction.

(a) The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c) The word “including” shall mean including without limitation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OFS CAPITAL CORPORATION

By:
Name:
Title:

OFS CAPITAL MANAGEMENT, LLC

By:
Name:
Title: